Exhibit 23.4

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to (1) the reference to our name (including under the heading “Experts”) and description of our role in the valuation process of any properties of Jones Lang LaSalle Income Property Trust, Inc. (the “Company”) in the Company’s Registration Statement on Form S-11 (Commission File No. 333-177963), and the prospectus included therein (the “Prospectus”), and (2) the inclusion of disclosure in the “Component of NAV” table on page 117 of the Prospectus that the amounts presented in the line items “Real estate investments” and “Debt” represent the sum of the estimated values of each of the Company’s properties and the Company’s aggregate indebtedness, respectively.

/s/ REAL ESTATE RESEARCH CORPORATION
Real Estate Research Corporation
Chicago, Illinois
September 28, 2012